EXHIBIT 99.1


[PROGENICS LOGO]                                 Progenics Pharmaceuticals, Inc.
                                                 777 Old Saw Mill River Road
                                                 Tarrytown, New York 10591
                                                 Fax:  (914)789-2817
                                                 (914)789-2800
                                                 www.progenics.com




Contact: Progenics Pharmaceuticals, Inc.                 Cytogen Corporation
         Richard W. Krawiec, Ph.D.                       Stacy Shearer
         VP, Investor Relations                          Investor Relations
           and Corporate Communications                  (609) 750-8289
         (914) 789-2800                                  sshearer@cytogen.com
         rkrawiec@progenics.com


                PROGENICS PHARMACEUTICALS AND CYTOGEN CORPORATION
                         PROVIDE UPDATE ON JOINT VENTURE

         TARRYTOWN, NY and PRINCETON, NJ - July 14, 2003 - Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) and Cytogen Corporation (Nasdaq: CYTO) today provided an update regarding their PSMA Development Company LLC joint venture. In June 1999, Progenics Pharmaceuticals, Inc. and Cytogen Corporation (collectively, the Members) formed a joint venture in the form of a mutually owned limited liability company (the JV) for the purpose of conducting research, development, manufacturing and marketing for products relating to prostate-specific membrane antigen (PSMA). The product candidates currently under development include:
          - a novel therapeutic prostate cancer vaccine utilizing the PSMA protein and an adjuvant, for which the joint venture announced the initiation of a phase 1 clinical trial in December 2002;
          - a therapeutic vaccine that utilizes a viral vector designed to deliver the PSMA gene to immune system cells in order to generate a potent and specific dual-immune response, eliciting both antibodies and killer T cells directed to prostate cancer cells, for which the joint venture anticipates initiating phase 1 clinical studies in the first half of 2004; and
          - novel human monoclonal antibodies which bind to PSMA, for which the joint venture expect to begin clinical studies in 2004.

         As previously disclosed, the Members had been negotiating the 2003 annual budget for the joint venture and the terms of a new services agreement pursuant to which the Members would provide research, development and related services to the JV.

         In July 2003, the Members:
          - agreed to an updated work plan governing the activities of the JV for the remainder of 2003, including the execution of various third-party contracts;
          - agreed to a budget for the JV's operations for 2003 and related capital contributions of the parties; and
          - agreed to an amended services agreement pursuant to which the Members will provide research, development and related services for the remainder of 2003.

         The JV work plan, budget, and other operational and financial matters relating to periods after 2003 will require the further agreement of the Members.

         PROGENICS PHARMACEUTICALS, INC. of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company applies its expertise in immunology and molecular biology to develop biopharmaceuticals to fight viral diseases, such as human immunodeficiency virus (HIV) infection, and cancers, including malignant melanoma and prostate cancer. In symptom management and supportive care, therapies are being developed to provide patients with an improved quality of life. Progenics' most clinically advanced

                                     -more-
product is methylnaltrexone, a compound in phase 3 clinical testing that is designed to block the debilitating side effects of opioid analgesics without interfering with pain palliation. The Company is conducting multi-dose phase 2 clinical trials with its lead HIV product, PRO 542, a viral-entry inhibitor and is in preclinical development with PRO 140 and other follow-on product candidates in HIV infection. The Company is developing cancer immunotherapies based on PSMA (prostate-specific membrane antigen) technology and currently is conducting phase-1 clinical studies of a therapeutic prostate cancer vaccine. GMK is a cancer vaccine in phase 3 clinical trials for the treatment of malignant melanoma.

CYTOGEN CORPORATION of Princeton, NJ is a product-driven, oncology-focused biopharmaceutical company. Cytogen markets proprietary and licensed oncology products through its in-house specialty sales force: PROSTASCINT(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer) and NMP22(R) BladderChek(TM) (a point-of-care, in vitro diagnostic test for bladder cancer). Cytogen has also developed QUADRAMET(R), a skeletal targeting therapeutic radiopharmaceutical for the relief of bone pain in prostate and other types of cancer. Cytogen has exclusive U.S. marketing rights to Combidex(R), an ultrasmall superparamagnetic iron oxide contrast agent for magnetic resonance imaging of lymph nodes that is pending clearance by the U.S. Food and Drug Administration. Cytogen's pipeline comprises product candidates at various stages of clinical development, including fully human monoclonal antibodies and cancer vaccines based on PSMA (prostate specific membrane antigen) technology, which was exclusively licensed from Memorial Sloan-Kettering Cancer Center. Cytogen also conducts research in cellular signaling through its AxCell Biosciences research division in Newtown, PA. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.

         DISCLOSURE NOTICE: The information contained in this document is current as of July 14 , 2003. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Companies use the words 'anticipates,' 'plans,' 'expects' and similar expressions they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Companies' actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Companies' corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Companies' Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. In particular, the Companies cannot assure you that any of the their programs will result in a commercial product.

         The   Companies   do  not  have  a  policy  of   updating  or  revising
forward-looking statements and assume no obligation to update any forward-looking statements contained in this document as a result of the new information or future events or developments. Thus it should not be assumed that the Companies' silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

###
Editor's Note:
--------------
Additional   information   regarding  Cytogen  and  Progenics  is  available  at
www.cytogen.com and www.progenics.com.